Exhibit 10.6

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of January 19, 2011 (the “Effective Date”), between Aellipsys Holdings, Inc., a Florida corporation having its principal place of business at 649 SW Whitmore Drive Port St. Lucie, FL 34984 (“Aellipsys Holdings”), and 3D-ID LLC., a Florida corporation, having a principal place of business at 1721 Winding Ridge Circle SE, Palm Bay, FL 32909 (“3D-ID”) Aellipsys Holdings and 3D-ID are collectively referred to herein as the “Parties” and each sometimes referred to as a “Party”.

recitals

whereas, Aellipsys Holdings has developed software as listed on Exhibit A attached hereto (the “Software”) to be used in certain 3-D Active ID equipment (the “Equipment,” the Equipment together with the Software are referred to as the “Product”);

WHEREAS, 3D-ID wishes to obtain a license from Aellipsys Holdings to use the Software for the manufacture of the Product and to sell and distribute the Product, and Aellipsys wishes to grant such a license to 3D-ID according to the terms and conditions set forth herein.

now, therefore, in consideration of the foregoing premises and the terms and conditions herein contained, it is hereby agreed between the Parties as follows:

1.	Intellectual Property Rights.

1.1.	Aellipsys Holdings License to 3D-ID. Subject to the terms and conditions of this Agreement and in connection with the sale of the Products, Aellipsys Holdings hereby grants to 3D-ID a perpetual sub-licensable, non-exclusive, worldwide license to make, have made, use, sell, offer for sale and import products and to practice any method under the Aellipsys Holdings Intellectual Property (as defined below), including but not limited to the use of the Software for the manufacture and distribution of the Products. The “Aellipsys Holdings Intellectual Property” refers to, collectively, (i) any patents, patent registrations, patent applications related to the Products and all improvements or enhancements derived therefrom, of Aellipsys Holdings and including but not limited to those of GeoMetrix, Inc., (ii) all trademarks, trade secrets, know-how, proprietary information and other intellectual property of Aellipsys Holdings (including those of GeoMetrix, Inc.) currently developed or currently under development, or that may be developed during the term of this Agreement, by Aellipsys Holdings and/or any of its subsidiaries that it currently owns or has transferable rights to related to the Products, including, without limitation, in each instance, all specifications, engineering drawings, schematics, bills of materials, software source and object code and algorithms, wiring diagrams, test procedures, assembly drawings, artwork, and other documents or files that would be required to manufacture, test and/or improve the Products with no limitations.

1.2.	Ownership of Improvements, Modifications and Additions. 3D-ID shall solely own, all right, title and interest in and to all improvements, modifications, additions, inventions, original works of authorship, developments, concepts, and trade secrets, whether or not patentable or registrable under copyright or similar laws, and any and all patents issued with respect thereto, to the Equipment and Software, which 3D-ID, its affiliates, employees and/or contractors may solely make, conceive, or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, (the “3D-ID Sole Developments”). However, such improvements will be incorporated into the Product and available to be sold to Aellipsys consistent with section 1.4

1.3.	Upgrades and Support Services. Aellipsys Holdings agrees to provide 3D-ID with any new releases and versions of the Software which include, but are not limited to bug fixes, modifications, variations, or enhancements of the Software and which are delivered to 3D-ID pursuant to the terms of this Agreement. Such new releases or versions provided under this section shall constitute Aellipsys Holdings Intellectual Property for purposes of the license in Section 1.1. In all circumstances, Aellipsys Holdings shall provide technical support to 3D-ID and to 3D-ID’s customer that have purchased the Product and provide the necessary maintenance.

1.4.	Sale of 3D-ID manufactured Product to Aellipsys. Aellipsys shall have the ability to acquire the Product from 3D-ID at the lesser of; the lowest price that the Product was sold in the previous 12 months or; fully absorbed manufacturing cost of the product plus 15% profit.

2.     Duties of the Parties. In connection with the licenses granted hereunder, Aellipsys Holdings shall, promptly after the Effective Date, deliver to 3D-ID all physical and intangible embodiments of the Aellipsys Holdings Intellectual Property necessary to enable 3D-ID to manufacture and distribute the Products. Aellipsys Holdings shall provide diagrams, bills of materials, material lists, manufacturing and assembly drawings, specifications, written instructions, and such other documentation of the Aellipsys Holdings Intellectual Property as may be reasonably necessary and useful to 3D-ID to manufacture and distribute the Products. 3D-ID shall use reasonable commercial efforts to manufacture and distribute the Products.

3.     Compensation. 3D-ID shall pay to Aellipsys Holdings a royalty for each Product manufactured by 3D-ID sold and installed at a customer equal to two thousand dollars ($2000). In addition, 3D-ID shall pay Aellipsys Holdings an additional royalty on the sale of the Products for any recurring revenue collected by 3D-ID or its distributors upon the sale and installation of a Product. The additional royalty shall be ten percent (10%) of the revenue collected by 3D-ID. By way of example, if 3D-ID or its distributors receives an amount per month for the sale and installation of the Product at a customer site, 3D-ID shall pay Aellipsys Holdings 10% of the amount collected by 3D-ID or its distributors from customer. Within thirty (30) days after the end of each calendar quarter, until all royalties payable hereunder shall have been reported and paid, 3D-ID shall furnish to Aellipsys Holdings an itemized statement in suitable form showing all Products manufactured and sold during such calendar quarter, and the amount of royalty payable thereon. If no Products have been manufactured or sold, such facts shall be shown on such statement. In addition, within thirty (30) days after the end of each calendar quarter, 3D-ID shall pay to Aellipsys Holdings the royalties payable hereunder for such quarter.

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4.     Representations and Warranties of the Parties. Aellipsys Holdings and 3D-ID hereby each represent and warrant to the other Parties that, as of the date hereof, the following statements are true and correct:

4.1.      Organization. It is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, and has the corporate power and authority to enter into and perform this Agreement.

4.2.      Authorization. All action on its part of necessary for the authorization, execution and delivery of this Agreement to which it is a party and for the performance of all of its obligations hereunder and thereunder has been taken, and this Agreement to which it is a party when, fully executed and delivered, shall constitute a valid, legally binding and enforceable obligation of such Party.

4.3.      Government and Other Consents. No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental authority, or any other person, is required of it in connection with its execution, delivery and performance of this Agreement, or if any such consent is required, it has satisfied the applicable requirements.

4.4.      Effect of Agreement. Its execution, delivery and performance of this Agreement to which it is a party will not (i) violate its organizational documents, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to it, (iii) have any effect on its compliance with any applicable licenses, permits or authorizations which would materially and adversely affect such Party or its ability to perform under this, or (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with any term of, or affect the validity or enforceability of, any agreement or other commitment to which it is a party and which would materially and adversely affect such Party or its ability to perform under this Agreement.

4.5.      Litigation. There are no actions, suits or proceedings pending or, to such Party’s knowledge, threatened, against it which question its right to enter into or perform this Agreement, or which question the validity of this Agreement.

5.     Additional Representations and Warranties of Aellipsys Holdings. Aellipsys Holdings hereby represents and warrants to the other Parties that, as of the date hereof, the following statements are true and correct:

5.1.      Neither Aellipsys Holdings nor any of its affiliates has previously granted, assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Aellipsys Holdings Intellectual Property in a manner that conflicts or is inconsistent with the rights and licenses granted to 3D-ID under this Agreement.

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5.2.      To the best of Aellipsys Holdings’s knowledge, Aellipsys Holdings has all right, title and interest in and to the Aellipsys Holdings Intellectual Property, including any data and materials provided to 3D-ID hereunder, and Aellipsys Holdings has the right to grant the rights and licenses granted to 3D-ID hereunder.

5.3.     There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation pending or relating to or, to Aellipsys Holdings’s knowledge, threatened that the Aellipsys Holdings Intellectual Property infringes upon the patent rights or other intellectual property rights of any third party.

5.4.     Any Software included as, or embedded in a Product will function substantially in accordance with the published specifications for a period of at least twelve (12) months.

6.	Indemnification. Each Party agrees to indemnify, defend and hold each Party harmless from and against any all costs, expenses, liabilities, losses, damages, suits, fines, penalties, claims and demands of every kind or nature, (including reasonable attorney’s fees) (the foregoing, “Damages”) arising out of or in connection with (i) the indemnifying party’s breach of its representations, warranties, covenants and obligations under this Agreement, (ii) any claims for personal injuries (including death) caused by the indemnifying party or the act, omission, negligence or misconduct of any employee, agent or representative thereof, and (iii) any damage to tangible personal or real property damage caused by the indemnifying party or the act, omission, negligence or misconduct of any employee, agent or representative thereof.

7.	Insurance. Without limiting any Party’s indemnification obligations set forth in this Agreement, each Party shall carry and maintain in force at its own expense, at all times relevant hereto insurance of the types and minimum coverage amounts as follows: (i) Commercial General liability Insurance with minimum limits of $1,000,000 combined bodily injury and property damage per occurrence.

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8.	Confidential Information. The Parties acknowledge that each Party hereto and its employees, agents, affiliates or subcontractors (collectively, the “Recipient”) may be exposed to certain Confidential Information (as defined below) of the other Parties to this Agreement (the “Disclosing Party”). Any Confidential Information of the Disclosing Party disclosed pursuant to this Agreement may be used only for the purpose related to this Agreement. The Recipient (i) will hold the Disclosing Party’s Confidential Information in strict confidence; (ii) will not disclose the Confidential Information to any third party without the written consent of the Disclosing Party and will take all reasonable steps to prevent such disclosure (which steps will include, without limitation, at least the same degree of care, but not less than a reasonable degree of care, and security precautions that the Recipient uses to protect its own confidential information); and (iii) will only use or disclose such Confidential Information within the Recipient’s own organization on a need-to-know basis or to the extent required to be disclosed by the Recipient to comply with applicable laws or regulations or judicial order, in which event the Recipient shall provide prior written notice of such mandated disclosure to the Disclosing Party and shall cooperate with the Disclosing Party (at the Disclosing Party’s expense) in connection with any efforts thereby to prevent or limit such disclosure. Moreover, the Recipient agrees to transmit Confidential Information only to the Recipient’s partners, directors, officers, employees, agents, advisors, and affiliates or those of the Recipient’s affiliates only on a need-to-know basis and who are informed by the Recipient of the confidential nature of the Confidential Information and who agree to be bound by the terms of this section or a confidentiality agreement with terms at least as restrictive as those set forth herein. The Recipient will be responsible for any breach of any provision of this Agreement by the Recipient’s affiliates, partners, directors, officers, employees, agents, and advisors and those of the Recipient’s affiliates. Confidential Information will be maintained in confidence indefinitely. Each Party shall immediately notify the other in writing of any known or perceived misappropriation or disclosure of the Confidential Information, whether such misappropriation or disclosure is a result of a negligent or an intentional act of the Recipient or a third party. “Confidential Information” means (i) all ideas, concepts, techniques or know-how tending to give the Disclosing Party a commercial advantage (including, without limitation, any patentable inventions and original works of authorship, such as computer software, customer lists, specifications, business plans, trade secrets, and the like) and (ii) any other information labeled “CONFIDENTIAL” and provided to the Recipient by the Disclosing Party. Confidential Information shall not include any information that: (a) Is contained in a printed publication prior to the date of this Agreement; (b) Is or becomes publicly known through no wrongful act or failure to act on the part of the Recipient; (c) Is known by the Recipient without any proprietary restrictions at the time of receipt of such information from the Disclosing Party or becomes known to the Recipient without proprietary restrictions from a source other than the Disclosing Party; or (d) Is independently developed by the Recipient without reference to the Confidential Information disclosed by the Disclosing Party. The timing and content of any announcements, press releases or other public statements concerning this Agreement and the relationship of the Parties hereunder will occur upon, and be determined by, mutual agreement and consent of the Parties. The foregoing notwithstanding, nothing herein shall prohibit any Party to this Agreement from making any public disclosure regarding this Agreement and the nature and status of the transaction contemplated herein if in the opinion of counsel to such Party such disclosure is required under applicable laws.

9.	Term and Termination.

9.1.	Term. The term of this Agreement shall commence as of the Effective Date and, unless and until terminated sooner as set forth below, shall continue for an initial term of five (5) years and thereafter shall continue until either Party provides the other Party written notice at least sixty (60) days prior to the effective date of termination.

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9.2.	Events Permitting Termination. Any Party to this Agreement shall have the right to terminate this Agreement, effective immediately, upon written notice to the other Parties in the event any of the following should occur: (a) A Party engages in fraudulent conduct; (b) A Party becomes insolvent; is adjudicated bankrupt; a receiver, trustee or custodian is appointed for it; there is an assignment of a Party’s business for the benefit of creditors; or one of the Parties liquidates or dissolves; (c) A Party fails to function as a viable and operative concern or to conduct its operations in the normal course of business.

9.3.	Material Breach. Other than for occurrences covered by Section 9.2 hereof, a Party shall have the right to terminate this Agreement upon thirty (30) days written notice if a Party materially breaches or fails to perform any of its obligations, representations or undertakings hereunder and fails to cure such breach or failure within such thirty (30) day notice period.

9.4.	Losses Due to Termination. Under no circumstances shall a Party be liable to the other Party by reason of termination of the Agreement for indemnification, compensation, reimbursement, or damages for loss of prospective compensation, goodwill or loss thereof, or expenditures, investments, leases, or any type of commitment made in connection with the business of such Party or in reliance on the existence of this Agreement including, but not limited to advertising and promotion costs, costs of supplies, termination of employees, employee salaries, and other such costs and expenses.

9.5.	Licenses; Advertising Material. Upon the termination of this Agreement for any reason, (i) all rights and licenses granted to 3D-ID hereunder immediately shall terminate subject to Section 9.6; and (ii) each Party shall return to corresponding Party all tangible manifestations of Confidential Information of the other Party in its possession.

9.6.	Existing Installations. As long as Aellipsys continues to receive royalty payments on existing installations, Aellipsys will continue to support the software on these installations notwithstanding termination of this agreement.

10.	Miscellaneous.

10.1.    Prior Agreements. This Agreement cancels and supersedes all prior agreements and understandings, oral or written, entered into by and between the Parties. This Agreement, including the Exhibits appended hereto, sets forth the entire understanding of the Parties with respect to its subject matter and may be changed or amended only by a writing signed by duly authorized officers of all of the Parties. All captions and headings contained in this Agreement are for convenience only and are not a part of this Agreement.

10.2.	Notices. All notices under this Agreement shall be in writing and shall be by registered or certified air mail or overnight courier or sent via facsimile to the addresses or numbers listed on the signature page of this Agreement.

10.3.	Choice of Law. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of Florida, as if performed wholly within the state and without giving effect to the principles of conflict of law.

10.4.	No Waiver. No waiver of rights under this Agreement by any Party shall constitute a subsequent waiver of this or any other right under this Agreement.

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10.5.	Force Majeure. No Party shall be liable in damages or have the right to terminate this Agreement for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including, but not limited to Acts of God, Government restrictions (including the denial or cancellation of any export or other necessary license), wars, insurrections and/or any other cause beyond the reasonable control of the Party whose performance is affected.

10.6.	Assignment. Neither this Agreement nor any rights under this Agreement, other than monies due or to become due, shall be assigned or otherwise transferred by any Party (by operation of law or otherwise) without the prior written consent of the other Parties. Notwithstanding the foregoing, a Party shall have the right to assign this Agreement without the other Parties’ consent to an entity that (i) acquires all or substantially all of its stock or assets, whether by way of merger, acquisition, operation of law or otherwise, or (ii) acquires all of the related business unit engaged in this agreement. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties.

10.7.	Severability. In the event that any of the terms of this Agreement become or are declared to be illegal or otherwise unenforceable by any court of competent jurisdiction, such term(s) shall be null and void and shall be deemed deleted from this Agreement. All remaining terms of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, if this paragraph becomes applicable and, as a result, the value of this Agreement is materially impaired for any Party, as determined by such Party in its sole discretion, then the affected Party may terminate this Agreement by written notice to the other.

10.8.	Arbitration. IN THE EVENT OF A DISPUTE HEREUNDER WHICH CANNOT BE RESOLVED BY THE PARTIES AMONG THEMSELVES, SUCH DISPUTE SHALL BE SETTLED BY BINDING ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATION PANEL MAY BE ENTERED IN ANY COURT OR TRIBUNAL OF COMPETENT JURISDICTION. THE PARTIES AGREE THAT ALL ARBITRATIONS OCCURRING UNDER THIS SECTION SHALL BE HELD IN THE INITIATING PARTY’S CITY OF THEIR CHOICE. THE PARTIES AGREE THAT THE AAA OPTIONAL RULES FOR EMERGENCY MEASURES OF PROTECTION SHALL APPLY TO THE PROCEEDINGS. THE INITIATING PARTY WILL HAVE ARBITRATION HELD IN THE CITY OF THEIR CHOICE. NOTWITHSTANDING THE ARBITRATION PROVISIONS, IN THE EVENT OF THE NEED FOR INJUNCTIVE RELIEF BY ANY PARTY IN ORDER TO ENFORCE THE TERMS AND CONDITIONS OF THIS AGREEMENT, ANY PARTY SHALL BE FREE TO INSTITUTE LITIGATION IN ANY APPROPRIATE FORUM TO ADDRESS THE EQUITABLE ISSUES RAISED BY SUCH PARTY’S CONDUCT.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed. Each Party warrants and represents that its respective signatories whose signatures appear below have been and are on the date of signature duly authorized to execute this Agreement.

Aellipsys Holdings, Inc.

/s/ Jerome W. Rifino
Name:	Jerome W. Rifino

Title:	President

Date:	January 19, 2011
Address:	649 SW Whitmore Drive
Port St. Lucie, FL 34984
FAX: 800-403-7150
Attention: Jerome W. Rifino

3D-ID Holdings, Inc.

/s/ Gino Pereira
Name:	Gino Pereira

Title:	Managing Partner

Date:	January 19, 2011
Address:	1721 Winding Ridge Circle SE
Palm Bay, FL 32909
Attention: Gino Pereira

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EXHIBIT A

Software

•	ActiveID for Identifier
•	ActiveID Identifier Plus
•	ActiveID Mugshot Capture
•	ActiveID Verifier
•	ActiveID Verifier Plus

Description of Software:

ActiveID Identifier

Automatic search for previously enrolled subjects at time of enrollment. One-to-many identification software includes high-speed 3D biometric template extraction software and FaceVision shape recognition software. Provides identification throughput of up to one million records in 30 seconds. Software provides high-speed matching capability for confirming live probe templates to one or more enrolled templates within the database. Automatic logging of all identification transactions.

ActiveID Identifier Plus

One-to-many Identification software plus automated enrollment software that enables insertion of an unrecognized but authorized individual into the gallery database.

ActiveID Mugshot Capture

Allows capture of front and side profile at time of enrollment for storage and export to mugshot system

ActiveID Verifier

One-to-one Verification software includes high-speed 3D biometric template extraction software and FaceVision 3D shape recognition software. Provides verification throughput of 7 seconds per ID and up to 8 ID requests per minute. Automatic logging of all verification transactions. Software provides high-speed one-to-one matching capability for confirming live probe templates to one or more enrolled templates within the enrollment database.

ActiveID Verifier Plus

One-to-one Verification software plus identification software that automatically performs a one-to-many identity search through the database after the one to one search is complete to flag duplicate Ids/aliases/imposters.

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